MANAGEMENT AGREEMENT


           THIS MANAGEMENT AGREEMENT (the "Agreement") is made and entered into effective as of May 1, 1996, by and between SOUTHERN CARE CENTERS OF TEXAS, INC, a Georgia corporation with offices at 5 Concourse Parkway, Suite 3100, Atlanta, GA 30328 ("Owner") and CCA OF TEXAS, INC., a Delaware corporation with offices at 3050 N. Horseshoe Drive, Suite 260, Naples, FL 33942 ("Manager").

           WHEREAS, Owner is the lessee of a skilled nursing facility named "Sycamore Care Center" located in Ft. Worth, Texas, together with the equipment, furnishings, and other tangible personal property to be used in connection therewith (the "Facility"); and

           WHEREAS, the Manager is engaged in the ownership and operation of similar facilities and is experienced in various phases of the management, operation and ownership thereof; and

           WHEREAS, the Owner desires to engage the Manager to manage the Facility for Owner's account during the term herein provided, and the Manager desires to accept such engagement, upon the terms and subject to the conditions contained herein.

           NOW, THEREFORE, in consideration of the premises and covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:


                                    ARTICLE I

                            EMPLOYMENT OF THE MANAGER

           1.1 EMPLOYMENT. For and during the term of this Agreement, the Owner hereby grants to the Manager the sole and exclusive right, and employs the Manager to supervise, manage, and operate the Facility in the name and for the account of the Owner upon the terms and conditions hereinafter set forth.

           1.2 ACCEPTANCE. The Manager accepts such employment and agrees that it will (a) faithfully perform its duties and responsibilities hereunder, (b) use its best efforts to supervise and direct the management and operation of the Facility in an efficient manner, and (c) consult with the Owner and keep the Owner advised of all major policy matters relating to the Facility. Subject to the foregoing and to the other provisions of this Agreement, the Manager, without the approval of the Owner (unless such approval is herein specifically required as to policies and manner of operation) shall have the unrestricted control and sole discretion with regard to the operation and management of the Facility for all customary purposes (including the exercise of its rights and performance of its duties provided for in Article III hereof), and the right to determine all policies affecting the



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appearance,  maintenance, standards of operation, or quality of service, and any other matter affecting the Facility or the operation thereof.


                                   ARTICLE II

                                      TERM

           The initial term of this Agreement shall immediately commence on May 1, 1996 (the "Commencement Date") and shall be for a period of ten (10) years from the Commencement Date ("Term").


                                   ARTICLE III

                        RIGHTS AND DUTIES OF THE MANAGER

           During the term of this Agreement, and in the course of its management and operation of the Facility:

           3.1 EMPLOYEES. Manager, on Owner's behalf, shall hire, promote, discharge, and supervise the work of the Facility's administrator, assistant administrator, department heads, and all operating and service employees performing services in and about the Facility. All of such employees shall be employees of the Owner, except for the Administrator, who shall be an employee of the Manager, and the aggregate compensation, including fringe benefits, with respect to such employees, including the Administrator, shall be charged to Owner as an expense of the operation of the Facility. The term "fringe benefits" as used herein shall include but not be limited to the employer's contribution of FICA, unemployment compensation, and other employment taxes, retirement plan contributions, workman's compensation, group life, accident, and health insurance premium, profit sharing contributions, disability, and other similar benefits paid or payable by Manager with respect to other facilities which may be managed by Manager. All such employees of Manager shall be covered by appropriate malpractice and/or errors omissions insurance as approved by Manager and Owner. The cost of same shall be charged to Owner as an additional expense of the operation of said Facility.

           3.2 LABOR CONTRACTS. Manager, if requested by Owner, will negotiate, on Owner's behalf and at Owner's expense, with any labor union lawfully entitled to represent the employees at the Facility, but any collective bargaining agreement or labor contract resulting therefrom must first be approved by Owner who shall be the only person authorized to execute the same. Owner agrees that all fees and costs of outside professionals in conducting and concluding such negotiations shall be paid by Owner out of Facility Funds.


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           3.3  CONCESSIONAIRES,  ETC. Manager shall negotiate and consummate in the name and at the expense of the Owner, contracts or arrangements with concessionaires, licensees, tenants, and other intended users of the Facility. Any fees and expenses incurred in connection therewith shall be charged to the Owner as an expense of the operation of the Facility.

           3.4 ANCILLARY SERVICES, UTILITIES, ETC. Manager shall enter into such contracts in the name of and at the expense of Owner as may be deemed necessary or advisable for the furnishing of all ancillary services utilities, concessions, supplies and other services as may be needed from time to time for the maintenance and operation of the Facility. Manager is authorized to contract for or provide ancillary services, including, but not limited to, pharmacy (drug and I.V.), rehabilitation and respiratory therapy services, and mobile diagnostic services, through providers which are affiliates of Manager, provided that such services are rendered at levels of quality and pricing that are competitive with those available in the community.

           3.5 PURCHASES. Manager shall be solely responsible for purchase of food, beverages, operating supplies, and other materials and supplies in the name of and for the account and at the expense of Owner as may be needed from time to time for the maintenance and operation of the Facility.

           3.6 REPAIRS. Manager shall make or install or cause to be installed at Owner's expense and in the name of the Owner any proper repairs, replacements, additions, and improvements in and to the Facility and the furnishings and equipment in order to keep and maintain the same in good repair, working order and condition, and outfitted and equipped for the proper operation thereof in accordance with industry standards comparable to those prevailing in other similar facilities, and all applicable state or local rules, regulations, or ordinances.

           3.7 LICENSES AND PERMITS. Manager shall apply for and use its best efforts to obtain and maintain in the name and at the expense of the Owner, all licenses and permits required in connection with the management and operation of the Facility. The Owner agrees to cooperate with Manager in applying for, obtaining, and maintaining such licenses and permits.

           3.8 INSURANCE. Manager shall apply for, obtain and maintain on behalf of Owner and at Owner's expense at all times during the term of this agreement, the following insurance in such amounts and coverage as may be mutually agreed upon by Owner and Manager or as may be required by any financing or lease arrangements of Owner, whichever is greater:

                      (a) Insurance on the Facility on a replacement cost basis (including the equipment, furnishings and other tangible personal property used in connection therewith) against loss and damage by fire and lightning with coverage extended by means of an extended coverage endorsement to a fire insurance policy, so as to include loss or damage arising out of windstorm, hail, earthquake, provided such insurance is reasonably available, explosion (except boiler), and sprinkler damage, if reasonably available;



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                      (b)  Insurance  on the  Facility  against  loss or damage, including business interruption insurance, from explosion of boilers, heating apparatus, pressure vessels, and pressure pipes installed in the Facility;

                      (c) Commercial primary and excess general liability, including automobile liability (as needed), products liability bonds, professional and other liability, and property damage insurance, insuring Owner and Manager against loss or liability for damages or personal injury, death, or property damage arising or resulting from the management, maintenance, operation and/or use of the Facility;

                      (d) Such workers' compensation and other similar insurance as may be required by law or as may be required to insure Owner and Manager against loss or the payment of damages for such liabilities as may be imposed by law;

                      (e)  Unemployment   Compensation   insurance  through  the
           appropriate state agencies; and

                      (f) Fidelity and honesty insurance.

           Forthwith after the execution of this agreement, Manager shall submit to Owner for its approval, which approval shall not be unreasonably withheld, a proposal setting forth the kinds and amounts of insurance which Manager intends to provide, in connection with the operation of the Facility (including, without limitation, insurance of the kinds and in the respective amounts described in Paragraphs [a] through [f] of this section) and Owner shall be deemed to have approved unless disapproved in writing within ten (10) days of submission of the proposal by Manager.

           All insurance provided for under the foregoing provisions of this Section shall be effected by policies issued by insurance companies with at least an "A" rating from A.M. Best and Company of good reputation, of sound adequate financial responsibility, and properly licensed and qualified to do business in the State of Texas.

           All of the policies of insurance of the character described in Paragraphs (a) - (b) of this Section shall be carried in the names of Owner, Manager, the secured parties under any security instrument from time to time outstanding affecting any of the Facility and the lessors of the Facility. Any losses payable under such policies of insurance shall be payable to Owner, Manager, and such secured parties and lessors as their respective interests may appear. Each of the policies of insurance referred to in Paragraphs (c) - (f) of this Section shall insure Owner and Manager and their respective officers, partners, directors, shareholders, managers and employees. Owner, Manager, their respective officers, partners, directors, shareholders, managers and employees shall, to the extent permissible, be named as additional insured under all such policies of insurance.



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           3.9 GOVERNMENTAL REGULATION.

                      (a) The Manager shall use its best efforts to take such action as shall be reasonably necessary to insure that the Facility and the management thereof by the Manager complies with all federal, state and local laws, regulations and ordinances applicable to the Facility or the management thereof by the Manager including the particular laws and regulations applicable to nursing home facilities.

                      (b) The Manager shall promptly provide to the Owner as and when received by the Manager, all notices, reports or correspondence from governmental agencies that assert deficiencies or charges against the Facility or that otherwise relate to the suspension, revocation, or any other action adverse to any approval, authorization, certificate, determination, license or permit required or necessary to own or operate the Facility. The Manager may appeal any action taken by any governmental agency against the Facility; PROVIDED, HOWEVER, that the Owner shall adequately secure and protect the Manager from loss, cost, damage or expense by bond or other means satisfactory to Manager in order to contest by proper legal proceedings the validity of any such statute, ordinance, law, regulation or order, provided that such contest shall not result in the suspension of operations of the Facility and PROVIDED, FURTHER, that the Owner shall have no obligation to secure and protect the Manager from any loss, cost, damage or expense that arises directly out of the Manager's breach of any of its covenants under this Agreement.

           3.10 TAXES. The Manager shall cause all taxes, assessments, and charges of every kind imposed upon the Facility by any governmental authority, including interest and penalties thereon, to be paid when due if funds are available, except that Manager shall not cause such payment to be made if (i) same is in good faith being contested by the Owner at its sole expense and without cost to the Manager, (ii) enforcement thereof is stayed, and (iii) Owner shall have given Manager written notice of such contest and stay and authorized the non-payment thereof, not less than ten (10) days prior to the date on which such tax assessment, or charge is due and payable. Interest or penalty payments shall be reimbursed by Manager to Owner if imposed upon the Owner by reason of negligence on the part of the Manager in making the payment if funds are available therefore. Manager shall notify Owner of all taxes, assessments or penalties assessed against the Facility other than in the normal course of business.

           3.11 DEPOSIT AND DISBURSEMENT OF FUNDS. Manager shall deposit in a banking institution which is a member of the FDIC in accounts in Manager's name as agent for Owner, all monies arising from the operation of the Facility or otherwise received by Manager for and on behalf of Owner ("Facility Funds"), and shall disburse and pay the same from said accounts on behalf and in the name of Owner in the following order of priority and, in each case, such amounts and at such times as the same are required to be made in connection with:



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                      (a)  Payment of  Facility  Debt  Service and all costs and expenses arising out of the ownership,  maintenance, and operation of
           the  Facility,   including,   without  limitation,  the  reimbursable
           expenses of Manager hereunder set forth in Exhibit A hereto;

                      (b) Payment of  Manager's  Management  Fee provided for in
           Article V, below (including any accrued and unpaid Management Fees for prior periods); and

                      (c) The balance of such funds shall be distributable to Owner.

           As used herein, "Facility Debt Service" means scheduled payments of the principal and interest with respect to:

                      (x) debt service  payments  pursuant to Schedule B hereof;
           and

                      (y) any additional indebtedness incurred by Owner for the improvement, maintenance, or operation of the Facility as mutually agreed upon by Owner and Manager.

           "Facility Debt Service" does not include any amounts payable by reason of voluntary prepayments or the acceleration of such indebtedness for any reason.

           3.12 STATEMENTS. Manager shall deliver or cause to be delivered to Owner statements as follows:

                      (a) Within thirty (30) days following the end of each calendar month, a profit and loss statement and balance sheet statement (both prepared on an accrual basis in accordance with GAAP) showing the results of operation of the Facility for such calendar month and the year-to-date, and having annexed thereto a computation of the management fee (as determined under Article VI hereof) for such preceding month and the year-to-date; and

                      (b) On or before ninety (90) days after the close of each fiscal year during the term of this Agreement, Manager will also deliver or cause to be delivered to the Owner a balance sheet and related statement of profit and loss certified by an independent public accounting firm and prepared in accordance with GAAP showing the assets employed in the operation of the Facility and the liabilities incurred in connection therewith as of the end of the fiscal year, and the results of the operation of the Facility during the preceding twelve (12) months then ended, and having annexed thereto (i) a copy of the Medicare and Medicaid cost report prepared by Manager with respect to the Facility for such twelve month period, and (ii) a computation of the management fee for such twelve (12) month period. All costs and expenses incurred in connection with the preparation of any statements, schedules, computations, and other reports required under this Section 3.12(b) shall be borne by the Owner.



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

           3.13 LEGAL ACTIONS. Manager shall institute, in its own name or in the name of the Owner, but in any event at the expense of the Owner, any and all legal actions or proceedings to collect charges, rent, or other sums due the Facility or to lawfully oust or dispossess tenants or other persons in possession under, or lawfully cancel, modify, or terminate any lease, license, or concession agreement for the breach thereof or default thereunder by the tenant, licensee, or concessionaire.

           Unless otherwise directed by Owner, Manager shall take, at Owner's expense, appropriate steps to protect and/or litigate to final judgment in any appropriate court any violation, order, rule, or regulation affecting the Facility. Any counsel to be engaged under this or the next preceding paragraph of this Section shall be approved by Owner, which approval shall not be unreasonably withheld. Manager shall promptly notify Owner of all legal actions.

           3.14 MANAGEMENT SERVICES. Without limitation, Manager shall provide the Facility with all of the management services and techniques, if applicable, which it employs in operating other facilities which it manages which may be applicable to and beneficial to the Facility.

           3.15  DATA  PROCESSING.   Manager  shall,   directly  or  through  an
affiliate, provide the data processing required to maintain the financial, payroll, and accounting records of the Facility; except that Manager agrees that the Facility payroll will not be moved to Manager's central payroll administration until same can be accomplished without a material disruption to Facility cash flow.

           3.16 BOOKS AND RECORDS. Manager on behalf of the Owner shall supervise and direct the keeping of full and accurate books of account and such other records reflecting the results of operation of the Facility as required by law.


                                   ARTICLE IV

                         RIGHTS AND DUTIES OF THE OWNER

           During the term of this Agreement:

           4.1 RIGHT OF INSPECTION. Owner shall have the right to enter upon any part of the Facility upon reasonable advance notice to the Manager for the purpose of examining or inspecting same or examining or making extracts of books and records of the Facility, but the same shall be done with as little disruption to the business of the Facility as possible. However, the books and records of the Facility shall not be removed from the Facility without the expressed written consent of the Manager. Owner acknowledges that some books and records will be maintained at Manager's principal place of business.

           Owner shall direct all inquiries regarding operations, procedures, policies, employee relations, patient care, and all other matters concerning the Facility to the Executive Vice President of Manager or any other officer of Manager as it may from time to time designate in a written notice to Owner.

           4.2 COOPERATION WITH MANAGER. Owner will fully cooperate with Manager in operating and supervising the operations of the Facility and will reimburse Manager for all funds expended or costs and expenses incurred to which Manager is entitled to reimbursement as set forth in Exhibit A of this Agreement.

           4.3 OPERATING CAPITAL. To any extent necessary after taking into account Manager's loans under Article V, below, Owner shall provide Manager with such amount of working capital as may be required from time to time for the operation of the Facility on a sound financial basis (including the payment of all amounts owed to Manager including, but not limited to, the payment of all management fees, reimbursable expenses and amounts due under the Line of Credit). If additional working capital is required, Manager shall notify Owner thereof in writing and Owner shall provide Manager with such increase in working capital within fifteen (15) days thereafter. If Owner fails to provide such additional working capital, Manager may, but is not obligated to, provide the same as a loan to Owner.

           4.4 CAPITAL IMPROVEMENTS. Owner shall provide Manager with such amount of funds as may be required from time to time to make all necessary capital improvements to the Facility in order to maintain and continue standards of operation of the Facility as a nursing home.


                                    ARTICLE V

                         COMPENSATION AND DISTRIBUTIONS

           5.1 As full and exclusive compensation for all of the services to be rendered by Manager during the Term of this Agreement, the Owner shall pay to the Manager at its principal office, or at such other place as the Manager may from time to time designate in writing, and at the times hereinafter specified, a monthly fee (the "Management Fee") equal to four (4%) percent of Gross Revenues derived from the operation of the Facility determined on the accrual method of accounting. The Management Fee shall be payable five days after delivery to Owner of the monthly financial statement referred to in Section 3.12 (each such date being hereinafter referred to as a "Payment Date") and shall be calculated based upon the Facility's Net Revenues during the preceding month as set forth in such financial statements.

           5.2 For the purposes of determining such management fees, "Gross Revenues" for any period shall be determined on the basis of all revenues and income of any kind derived directly or indirectly from the Facility during such period (including rental or other payment from concessionaires, licensees, tenants, and other users of the Facility, but excluding therefrom all bequests, gifts, or similar donations) whether on a cash basis or on credit, paid or unpaid, collected or uncollected, as determined in accordance with generally accepted accounting principles consistently applied, excluding, however:

                      (a) federal, state, and municipal excise, sales, and use taxes collected directly from patients as a part of the sales prices of any goods or services;

                      (b) proceeds of any life insurance policies;

                      (c) gains or losses arising from the sale or other disposition of capital assets;

                      (d) any reversal or accrual of any contingency or tax reserve;

                      (e) interest earned on sinking funds, Special Security Accounts, bonds funds, etc. originally and specifically formed as a requirement of any bond issue utilized to finance the Facility; and

                      (f) bad debt expense.

           The proceeds of business interruption insurance or proceeds as a result of Medicare and Medicaid audits shall be included in gross revenues of the Facility. However, funds required to be repaid as a result of Medicare and Medicaid audits shall be deducted from gross revenues of the Facility.

           5.3 Notwithstanding the foregoing, the Management Fee (including any amount carried over pursuant to the succeeding sentence hereof) shall be payable on each Payment Date only to the extent that the Facility Funds (as defined in Section 3.11) shall be sufficient as of such date. Any portion of the Management Fee not paid due to the foregoing shall be carried over and be payable on the immediately succeeding Payment Date.


                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF OWNER

           Owner represents and warrants to Manager as follows:

           6.1 ORGANIZATION AND STANDING OF THE OWNER. The Owner is a corporations duly organized, validly existing and in good standing under the laws of the State of Georgia. Copies of the Articles of Incorporation and By-Laws of the Owner, and all amendments thereof to date, have been, if requested, delivered to Manager and are complete and correct. The Owner has the power and authority to own the property and assets now owned by it and to conduct the business presently being conducted by it.

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           6.2  ABSENCE OF  CONFLICTING  AGREEMENTS.  Neither the  execution  or delivery of this Agreement, including all Schedules and Exhibits hereto, or any of the other instruments and documents required or contemplated hereby and thereby ("Transaction Documents") by the Owner, nor the performance by the Owner of the transactions contemplated hereby and thereby, conflicts with, or constitutes a breach of or a default or requires the consent of any third party under (i) the Articles of Incorporation or By-Laws of the Owner; or (ii) to the best of its knowledge after due inquiry, any applicable law, rule, judgment, order, writ, injunction, or decree of any court, currently in effect; or (iii) to the best of its knowledge after due inquiry, any applicable rule or
regulation  of  any  administrative  agency  or  other  governmental   authority
currently in effect; or (iv) any agreement, indenture, contract or instrument to which the Owner is now a party or by which the assets of the Owner are bound.

           6.3 CONSENTS. Except as set forth in Schedule 6.3, no authorization, consent, approval, license, exemption by, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of this Agreement by the Owner.

           6.4 SHARES. Schedule 6.4 sets forth a complete list and description of the authorized shares of the Owner, the number of shares issued and outstanding of each class or series of such shares, and the identity of each shareholder of the Owner, in each case indicating the class and number of shares held. The Owner does not have outstanding any warrants, options, or other rights to subscribe for or purchase from the Owner any capital shares of the Owner, nor are there outstanding any securities convertible into or exchangeable for such shares.

           6.5 FINANCIAL STATEMENTS.

                      (a) The audited consolidated balance sheets of the Facility as of March 31, 1996, and the related statements of operations and cash flow for the year then ended, annexed hereto as
           Exhibit 6.5(a), present fairly in all material respects the financial condition and results of operations of the Facility at and for the periods therein specified and were prepared in accordance with GAAP.

                      (b) The unaudited consolidating balance sheets and the related statements of operations of the Facility as of March 31, 1996, and cash flow for the 9-month period then ended, certified by the chief financial officer of the Owner, annexed hereto as Exhibit 6.5(b), present fairly in all material respects the financial condition and results of operations of the Facility at and for the periods therein specified and were prepared in accordance with GAAP.

           6.6 MATERIAL CHANGES. Since March 31, 1996, there has not been any material adverse change in the condition (financial or otherwise) of the assets, properties or operations of the Owner, whether or not covered by insurance, and during such period of time the Owner has and from the date of this Agreement through the Commencement Date, will have, conducted the business of the Facility only in the ordinary and normal course, and made no distributions to any shareholders of


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

the Owner other than wages paid and expenses reimbursed in the ordinary and normal course of business.

           6.7 LICENSES AND PERMITS. Schedule 6.7 sets forth a description of all licenses and other governmental or other regulatory permits or approvals required for the operation of the Facility (excluding individual therapists licenses) that are now in effect (collectively, the "Licenses"). The Owner has delivered to Manager copies of all of the Licenses. The Owner or the individuals listed on Schedule 6.7 own, possess or has the legal right to use the Licenses, free and clear of all liens, pledges, claims or other encumbrances of any nature whatsoever. The Owner is not in material default under any such License, and the Owner has not received any notice of any default or any other claim or proceeding relating to any such License. No shareholder, director or officer, employee or former employee of the Owner, or any person, firm or corporation other than the Owner owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part in any of the Licenses, other than Licenses necessary for such individuals to practice their own professions.

           6.8 LEGAL PROCEEDINGS. Other than as set forth on Schedule 6.8, there are no claims, actions, suits or proceedings or arbitrations, either administrative or judicial, pending, or, to the knowledge of Owner, overtly threatened against or affecting the Owner, its affiliates or shareholders, or their ability to consummate the transactions contemplated herein, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind.

           6.9 COLLECTIVE BARGAINING, LABOR CONTRACTS, EMPLOYMENT PRACTICES, ETC. During the two years prior to the Commencement Date, there has been no material adverse change in the relationship between the Owner and its employees, nor any strike or material labor disturbance by such employees affecting the Owner's business and, to the knowledge of the Owner, there is no indication that such a change, strike or labor disturbance is likely. Except as set forth on
Schedule 6.9, the Owner's employees are not represented by any labor union or similar organization and the Owner has no reason to believe that there are pending or threatened any activities, the purpose of which is to achieve such representation, of all or some of the Owner's employees. Except as set forth on Schedules 6.9, the Owner has no collective bargaining or other labor contracts, employment contracts, pension, profit-sharing, retirement, insurance, bonus, deferred compensation or other employee benefit plans, agreements or arrangements with respect to the Owner's employees. The Owner is in material compliance with the requirements prescribed by all Federal, state and local statutes, orders and governmental rules and regulations applicable to any of its employee benefit plans, agreements and arrangements, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

           6.10 RELATIONSHIPS. Except as disclosed on Schedule 6.10 hereto, no affiliate of the Owner has, or at any time within the last two (2) years has had, a material ownership interest in any business, corporate or otherwise, that is a party to, or in any property that is the subject of, business relationships or arrangements of any kind relating to the operation of the Facility by which the Owner will be bound after the Commencement Date.

           6.11 ABSENCE OF CERTAIN EVENTS. Except as set forth on Schedule 6.11, since March 31, 1996, the Owner has not:

                      (a) sold, assigned or transferred any of its assets or properties, except in the ordinary course of business;

                      (b) mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract or other encumbrance of any nature whatsoever, the Facility's assets;

                      (c) made or suffered any amendment or termination of any material contract, commitment, instrument or agreement other than in the ordinary course of business;

                      (d) except in the ordinary course of business, or otherwise as necessary to comply with any applicable minimum wage law, increased the salaries or other compensation of any of their employees, or made any increase in, or any additions to, other benefits to which any of such employees may be entitled;

                      (e) failed to pay or discharge when due any liabilities, the failure to pay or discharge which has caused or will cause any actual material damage or give rise to the risk of a material loss to the Owner;

                      (f) changed any of the accounting principles followed by them or the methods of applying such principles;

                      (g) entered into any material transaction other than in the ordinary course of business; or

                      (h) received any notice of any adverse determination made by any licensing authority or reimbursement source which may reasonably be expected to have a material adverse effect on the revenues or operations of the Facility. The Owner shall report to Manager, within five (5) business days after receipt thereof, any written notices that the Owner or the Facility is not in compliance in any material respect with any of the foregoing.

           6.12 COMPLIANCE WITH LAWS. Except for notices of non-compliance as to which the Owner has taken corrective action acceptable to the applicable governmental agency, and as set forth in Schedule 6.12, the Owner has not within the period of twelve months preceding the date of this Agreement, received any written notice that it fails to comply in any material respect with any applicable Federal, state, local or other governmental laws or ordinances, or any applicable order, rule or regulation of any Federal, state, local or other governmental agency having jurisdiction over the Owner ("Governmental Requirements"). The Owner shall report to Manager, within five (5) business days after receipt thereof, any written notices that the Owner is not in compliance in any material respect with any of the foregoing.

           6.13 TAX RETURNS. Except as set forth on Schedule 6.13, the Owner have filed all Federal, state, county and local income, excise, property, employment-related and other tax returns and abandoned property reports (if any) to date that are due and required to be filed by it, and there are no claims, liens, or judgments for taxes due from the Owner, and to the knowledge of the Owner, no basis for any such claim, lien, or judgment exists.

           6.14 PAYMENT OBLIGATIONS. The Owner shall have no obligation to pay any severance or other amounts as a result of the change in management control contemplated under this Agreement or any of the agreements executed in connection herewith.


                                   ARTICLE VII

                    REPRESENTATIONS AND WARRANTIES OF MANAGER

           Manager represents and warrants to the Owner as follows:

           7.1 ORGANIZATION AND STANDING OF THE MANAGER. The Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Copies of the Articles of Incorporation and By-Laws of the Manager, and all amendments thereof to date, have been, if requested, delivered to the Owner and are complete and correct. The Manager has the power and authority to own the property and assets now owned by it and to conduct the business presently being conducted by it.


                                  ARTICLE VIII

                               TERMINATION RIGHTS

           This Agreement may be terminated and, except as to liabilities or claims of either party hereto which shall have theretofore accrued or arisen, the obligations of the parties hereto with respect to this Agreement may be terminated, upon the happening of any of the following events:

           8.1 TERMINATION BY THE OWNER: If at any time or from time to time during the term of this Agreement any of the following events shall occur and not be remedied within the applicable period of time herein specified, namely:

                      (a) The Manager shall apply for or consent to the appointment of a receiver, trustee, or liquidator of the Manager of all or a substantial part of its assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating the Manager as bankrupt or insolvent or approving a petition seeking reorganization of the Manager or appointing a receiver, trustee, or liquidator of the Manager or of all or substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days; or

                      (b) The Manager shall fail to keep, observe, or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed, or performed by the Manager, and such default shall continue for a period of sixty (60) days after written notice thereof by the Owner to the Manager;

then in case of any such event and upon the expiration of the period of grace applicable thereto, the term of this Agreement shall expire, at the Owner's option and upon ten (10) days written notice to the Manager.

           8.2 TERMINATION BY THE MANAGER: If at any time or from time to time during the term of this Agreement any of the following events shall occur and not be remedied within the applicable period of time herein specified, namely:

                      (a) The Owner shall fail to keep, observe, or perform any material covenants, agreement, term or provision of this Agreement to be kept, observed, or performed by the Owner and such default shall continue for a period of sixty (60) days after written notice thereof by the Manager to the Owner, except for Owner's duty to provide for adequate working capital under Section 4.3 hereof, which shall continue uncured for a period of thirty (30) days after written notice thereof;

                      (b) The Facility or any portion thereof shall be damaged or destroyed by fire or other casualty and (i) the Owner shall fail to undertake to repair, restore, rebuild, or replace any such damage or destruction within forty-five (45) days after such fire or other casualty, or shall fail to complete such work diligently, and (ii) such Owner shall fail to permit the Manager to undertake to repair, restore, rebuild, or replace, at Owner's expense, any such damage or destruction within forty-five (45) days after such fire or other casualty;

                      (c) The Owner shall apply for or consent to the appointment of a receiver, trustee, or liquidator of the Owner or of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or any answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or if an order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating the Owner bankrupt or appointing a receiver, trustee, or liquidator of the Owner with respect to all or substantial part of the assets of the Owner, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days;

                      (d) Any license, lease or sub-lease for the operation of any Facility is at any time suspended, terminated, or revoked and such suspension, termination, or revocation shall continue unstayed and in effect for a period of thirty (30) consecutive days; or

                      (e) Facility Funds shall be insufficient for the payment of the Management Fees to the Manager pursuant to Article V hereof for a period of at least six (6) consecutive months;

then in case of any such event and upon the expiration of the period of grace applicable thereto, the term of this Agreement shall expire, at the Manager's option and upon ten (10) days written notice to the Owner.

           8.3 TERMINATION WITHOUT CAUSE. Owner shall have the right at any time during the Term of this Agreement to terminate this Agreement without cause by providing notice to Manager at least thirty (30) days prior to the requested date of termination.

           8.4 MATERIAL ADVERSE CHANGE. Manager shall be entitled to terminate this Agreement prior to the Commencement Date forthwith upon notice to the Owner in the event that (a) there shall have occurred since the date hereof any material adverse change in the financial or operating condition of the Facility, its business or prospects, including, without limitation, the occurrence of any event listed in Section 6.11 hereof, or (b) any representation or warranty of the Owner herein shall have ceased to be true and correct in any material respect.

           8.5 SURVIVING RIGHTS UPON TERMINATION. If either party exercises its option to terminate pursuant to this Article VIII, each party shall forthwith account for and pay to the other all sums due and owing pursuant to the terms of this Agreement. All other rights and obligations of the parties under this Agreement shall terminate (except as set forth in Article IX hereof).

                                   ARTICLE IX

                                 INDEMNIFICATION

           9.1 INDEMNIFICATION OF OWNER BY MANAGER. Manager shall at all times indemnify and hold harmless the Owner, its officers, directors, employees, and shareholders, from and against any and all claims, losses, liabilities, actions, proceedings, and expenses (including reasonable attorneys fees) arising out of the Manager's operation of the Facility during the term of this Agreement, including governmental actions and proceedings. The provisions of this Section
9.1 shall survive the termination or expiration of this Agreement.

           9.2 INDEMNIFICATION OF MANAGER BY OWNER. The Owner shall at all times indemnify and hold harmless the Manager, its officers, directors, employees, and shareholders, from and against any and all claims, losses, liabilities, actions, proceedings, and expenses (including reasonable attorneys fees) arising out of
(i) the ownership or operation of the Facility prior to the term of this Agreement, or (ii) any breach of the representations and warranties made by Owner in Article VI of this Agreement. The provisions of this Section 9.2 shall survive the termination or expiration of this Agreement.

           9.3 CONTROL OF DEFENSE OF INDEMNIFIABLE CLAIMS. A party seeking indemnification under this Article IX shall give the other party prompt written notice of the claim for which it seeks indemnification. Failure of the party seeking indemnification to give such prompt notice shall not relieve the other party of its indemnification obligation, PROVIDED that such indemnification obligation shall be reduced by any damages suffered by such other party resulting from a failure to give prompt notice hereunder. The party receiving the aforementioned notice shall provide the defense of such claim, including, without limitation, retention and payment of attorneys.

           9.4 PERIOD OF LIMITATION. Any claim for indemnification herewith must be asserted within twelve (12) months following the Commencement Date, or, in the case of Section 9.1, within twelve (12) months of the discovery of the indemnifiable event, except that no such limitation shall apply to any claim based upon (a) any liability of the Owner to the Medicare and Medicaid programs, or to any other third party payor, for excess reimbursement received by the Owner prior to the Commencement Date, or (b) any breach of Owner's representations and warranties pertaining to litigation or tax matters.


                                    ARTICLE X

                                  CONDEMNATION

           If the whole of the Facility shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition, or like proceeding by a competent authority for any public or quasi-public use or purpose or if such portion thereof shall be taken or condemned as to make it unsuitable for its primary intended use, then the term of this Agreement shall cease and terminate on the date on which the Owner shall be required to surrender possession of the Facility. The Manager shall continue to supervise and direct the management of the Facility until such time as the Owner shall be required to surrender possession of the Facility as a consequence of such taking or condemnation.

           If only a part of the Facility shall be taken or condemned and the taking or condemnation of such part does not make it unsuitable for its primary intended use, this Agreement shall not terminate.

           In the event that the parties herein are unable within a period of thirty (30) days after controversy arising between them to agree upon the apportionment of any award or are otherwise in dispute as to any matter arising under this Article X, any such dispute shall be resolved by arbitration in accordance with the provision of Article XI hereof and the costs thereof or incurred therein shall be borne or apportioned and paid as determined by said arbitration.


                                   ARTICLE XI

                                   ARBITRATION

           If any controversy should arise between the parties in performance, interpretation, or application of this Agreement which involves any matter, either party may serve upon the other a written notice stating that such party desires to have the controversy reviewed by an arbitrator. If the parties cannot agree within fifteen (15) days from the service of such notice upon the selection of such arbitrator, an arbitrator shall be selected or designated by the American Arbitration Association upon written request of either party hereto. Arbitration of such controversy, disagreement, or dispute shall be conducted in accordance with the Commercial Arbitration Rules then in force of the American Arbitration Association and the decision and award of the arbitrator so selected shall be binding upon the Owner and Manager. The arbitration will be held in Naples, Florida.

           As a condition precedent to the appointment of any arbitrator both parties shall be required to make a good faith effort to resolve the controversy which effort shall continue for a period of thirty (30) days prior to any demand for arbitration. The cost of any such arbitration shall be shared equally be the parties. Each party shall pay its own costs incurred as a result of its participation in any such arbitration.

           If the issue to be arbitrated is Manager's alleged breach of this Agreement and as a result thereof, Owner has the right to terminate this Agreement, Manager shall continue to manage the Facility hereunder pending the outcome of such arbitration.

           The Arbitrator shall have no authority to award punitive damages or any other damages in excess of the prevailing party's actual damages, and may not make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.


                                   ARTICLE XII

                             SUCCESSORS AND ASSIGNS

           12.1 ASSIGNMENTS BY THE MANAGER. The Manager, without the consent of the Owner, shall have the right to assign this Agreement to a wholly or majority owned subsidiary provided that the Manager shall not thereby be released from its obligations hereunder.

           In the event that all or substantially all the assets of the Manager or its capital stock shall during the term of this Agreement be acquired by another corporation (hereinafter referred to as the "Acquiring Corporation") as a result of a merger, consolidation, reorganization, or other transaction, the Acquiring Corporation assumes all of the obligations of the Manager then accrued hereunder, if any, and Manager shall be relieved of all such obligations (and such Acquiring Corporation shall be relieved of liability hereunder if it subsequently is involved in such an acquisition).

           Except as otherwise permitted herein, the Manager shall have no right to assign this Agreement.

           12.2 SALE, ASSIGNMENT, OR SUB-LEASE BY THE OWNER. Any sale, sub-lease, or assignment with respect to the Facility, other than to the Manager, shall be expressly subject to the terms and provisions of this Agreement and shall not relieve the Owner of its liability or obligations hereunder, and Owner shall cause any purchaser, assignee, or sub-lessee to deliver to the Manager written acknowledgment of its agreement to perform hereunder including the payment of the management fee described herein.

           The Owner may not at any time, without the prior written consent of the Manager, incur any additional debt or subject its interest in the Facility or any part thereof to the lien of one or more deeds of trust, mortgages, or other security instruments. In the event that such consent is given, such additional debt or security interest shall be subordinate to Manager's rights and security interest granted pursuant to this Agreement and the Credit Agreement.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

           13.1 NOTICES. Any notice or other communication by either party to the other shall be in writing and shall be given and be deemed to have been duly given, upon the date delivered if delivered personally or upon the date received if mailed postage pre-paid, registered, or certified mail, addressed as follows:


           To the Owner:                  SOUTHERN CARE CENTERS OF TEXAS, INC.
                                          Five Concourse Parkway, Suite 2420
                                          Atlanta, GA 30328
                                          Attention: Michael Himmelstein

           With a copy to:                Arnall, Golden & Gregory
                                          2800 One Atlantic Center
                                          1201 West Peachtree Street
                                          Atlanta, GA 30309-3450
                                          Attention: Marc L.  Peterzell, Esq.

           To the Manager:                COMMUNITY CARE OF AMERICA, INC.
                                          3050 N.  Horseshoe Drive
                                          Suite 260
                                          Naples, FL 33942
                                          Attention:   William J.  Krystopowicz

           With a copy to:                Blass & Driggs
                                          461 Fifth Avenue, 19th Floor
                                          New York, NY 10017
                                          Attention: Michael S.  Blass, Esq.

or to such other address, and to the attention of such other person or officer as either party may designate in writing by notice.

           13.2 NO PARTNERSHIP OR JOINT VENTURE. Nothing contained in the Agreement shall constitute or be construed to be or create a partnership or joint venture between the Owner, its successors, or assigns on the one part and the Manager, its successors, or assigns on the other part. Notwithstanding the foregoing, the parties hereby agree that they shall each have a duty to act in good faith and to deal fairly with the other party hereto.

           13.3 MODIFICATIONS AND CHANGES. This Agreement cannot be changed or modified except by another agreement in writing signed by the party sought to be charged therewith or by its duly authorized agent.

           13.4 UNDERSTANDING AND AGREEMENTS. This Agreement constitutes the entire understanding and agreements of whatsoever nature or kind existing between the parties with respect to the Manager's management of the Facility.

           13.5 HEADINGS. The article and paragraph headings contained herein are for convenience of reference only and are not intended to define, limit, or describe the scope of intent of any provision of this Agreement.

           13.6 APPROVAL OR CONSENT. Whenever under any provisions of this Agreement, the approval or consent of either party is required, the decision thereon shall be promptly given and such approval or consent shall not be unreasonably withheld. It is further understood and agreed that whenever under any provisions of this Agreement the approval or consent of the Owner is required, such approval or consent is given by the person or any one of the persons, as the case may be, designated in a notification signed by or on behalf of the Owner. For all purposes under this Agreement, the Manager shall determine solely from the latest such notification received by it the person or persons authorized to give such approval or consent. The Manager shall rely exclusively and conclusively on the designation set forth in such notification, notwithstanding any notice of knowledge to the contrary.

           13.7 GOVERNING LAW. This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Texas.

           13.8 ENFORCEABILITY. Should any provision of this Agreement be unenforceable as between the parties, such unenforceability shall not affect the enforceability of the other provisions of this Agreement.

           13.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties hereto have executed and delivered this Management Agreement effective as of the day and year first above written.

OWNER:                              MANAGER:

SOUTHERN CARE CENTERS               CCA OF TEXAS, INC.
OF TEXAS, INC.


By: /s/ Michael Himmelstein         By:  /s/ William J. Krystopowicz
   ------------------------------       ------------------------------
        Michael Himmelstein                  William J. Krystopowicz
Title:  Vice President              Title:   Executive Vice President

                                    EXHIBIT A


The following is a list of items and travel expenses not included in the CCA Management Fee. These facility specific expenses are passed directly to the facility in which the expense was incurred.

           * CCA consultant travel expenses when Facility specific, e.g. regional nurse, dietician, business office analyst, regional Vice President, marketing, reimbursement, accounting.

           *          Administrator wages, benefits and related travel expenses.
                      (This includes an annual administrator conference).

           *          Computer hardware and software purchased for Facility.

           *          Facility specific legal and accounting fees.

           * Facility specific fees associated with union organization attempts, elections, etc.

           *          Payroll processing fee.

           * Outside consultants used for Medicare or Medicaid cost reports and Medicare exception requests.

           *          Travel costs for facility personnel training.

           * All other costs incurred related to facility-specific matter.